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                                                                     Exhibit 5.2

                          [LATHAM & WATKINS LETTERHEAD]




                               ____________, 2001




U.S. Bank National Association
One Illinois Center
111 East Wacker Drive, Suite 3000
Chicago, Illinois  60601

                  Re:      Discover Bank
                           Discover Card Master Trust I (the "Trust"),
                           Series          Investor Certificates

Ladies and Gentlemen:

                  We have acted as counsel to Discover Bank (formerly Greenwood Trust Company) ("Discover Bank") in connection with the transactions contemplated by the Pooling and Servicing Agreement, dated as of October 1, 1993, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee (the "Trustee"), as amended on or prior to the date hereof (the "Pooling and Servicing Agreement"), as supplemented by the Series Supplement between Discover Bank and the Trustee, dated as of the date hereof (the "Series Supplement"). Pursuant to the Pooling and Servicing Agreement, Discover Bank has sold or otherwise conveyed certain Discover Card receivables to the Discover Card Master Trust I. The Trust will issue the Discover Card Master Trust I, Series _______ Investor Certificates pursuant to the Series Supplement. The Trust previously has issued other series of investor certificates, and is expected to issue one or more additional series of investor certificates from time to time in the future.

                  Except as the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series Supplement. As used herein "Lien," in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and non-consensual liens. As used herein, "Receivables" includes only those Receivables which are sold as part of a securitization transaction and does not include any Receivables relating to Additional Accounts or the proceeds thereof. The term "UCC" means the Uniform Commercial Code as in effect in the State of New York. The phrase "security interest" is used herein as


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defined in Section 1-201(37) of the UCC and includes any interest of a buyer of accounts in a transaction that is subject to Article 9 of the UCC.

                  In our capacity as such counsel, we have examined originals or copies of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments include the following (the "Relevant Documents") for purposes of this opinion letter:

                  (i)    the Pooling and Servicing Agreement;

                  (ii)   the Series Supplement;

                  (iii) a certificate dated as of the date hereof of a senior financial officer of Discover Bank;

                  (iv) a certificate dated as of the date hereof of an officer of the Trustee; and

                  (v) an opinion of Young Conaway Stargatt & Taylor, LLP (the "Delaware Counsel Opinion") dated as of the date hereof with respect to certain matters of Delaware law.

                  Discover Bank, as a Delaware-chartered bank insured by the Federal Deposit Insurance Corporation (the "FDIC"), is not eligible to be a debtor under the Bankruptcy Code (11 U.S.C. ss. 1 et seq.). Rather, should Discover Bank become insolvent, it would be the subject of a conservatorship or receivership proceeding. Under the Federal Deposit Insurance Act (12 U.S.C. ss. 1811 et seq.), as amended (the "FDIA" or "Act"), the FDIC is the organization most likely to be appointed the conservator or receiver in such a proceeding involving Discover Bank. If the FDIC were appointed the receiver or conservator of Discover Bank pursuant to Section 1821(c)(3) of the Act, the FDIC may exercise the powers conferred upon a receiver or conservator by Delaware law and, in addition, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution for which the FDIC had been appointed conservator or receiver. Under Section 1821(c)(4) of the Act, the FDIC may appoint itself as conservator or receiver of Discover Bank and, pursuant to such appointment, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution, except that, under Section 1821(c)(13) of the Act, the FDIC shall apply certain aspects of Delaware law.

                  With respect to the powers which the FDIC may exercise, as a receiver or conservator of a federal depository institution, in connection with securitizations, the FDIC adopted the rule entitled Treatment by the Federal Deposit Insurance Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation, 65 Fed. Reg. 49189 (2000), which is also discussed below (the "Final Rule"). The Final Rule provides that with respect to financial assets transferred by an

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institution in connection with a securitization, and subject to certain conditions described in the Final Rule, the FDIC will not seek to recharacterize, recover or reclaim such financial assets in exercising its statutory authority to repudiate contracts pursuant to section 11(e) of the Act. The Final Rule also provides that the FDIC will not seek to enforce the "contemporaneous" requirements of the Act. The Final Rule applies to securitizations that are engaged in while the Final Rule is in effect, even if the rule is later repealed or amended. The FDIC has stated that this clarification is intended to provide assurance that the legal isolation condition, required under generally accepted accounting principles for the transfer of financial assets to be accounted for as a sale, is met.

                  We have reviewed the Final Rule and the FDIC Statement of Policy Regarding Treatment of Security Interests After Appointment of the FDIC as Conservator or Receiver, 58 Fed. Reg. 16833 (1993) (the "Policy Statement"). Other than the Policy Statement and the Final Rule, no applicable regulations of the FDIC have been promulgated pursuant to Section 1821(d)(1) of the FDIA regarding the conduct of conservatorships or receiverships under the Act; nor are we aware of any cases that have been decided under those sections of the FDIA and which are applicable by analogy to the transactions herein contemplated other than certain cases decided under Section 1821(d) and Section 1823(e) of the Act, which cases did not affect our opinions expressed in respect of the Act. We also note that neither the Policy Statement nor the Final Rule has been judicially interpreted to date. Accordingly, until such time as a body of jurisprudence develops interpreting the relevant sections of the FDIA, the Policy Statement or the Final Rule, our analysis and the opinions expressed herein with respect to the Act, the Policy Statement and the Final Rule are not and cannot be rendered nor relied upon to the same extent as opinions rendered in areas of law where there exists a well-developed jurisprudence. To the extent the opinions herein rely on letters issued by the FDIC or its staff, we note that it is the policy of the FDIC not to issue binding advisory opinions as to positions it would adopt in hypothetical situations that arise in future receiverships or conservatorships of insured depository institutions and that the FDIC's actions as receiver or conservator are determined on a case by case basis, in accordance with applicable laws and in light of the specific factual situations. Subject to the foregoing limitations, such analysis and opinions are based upon our interpretation of the statutory language of the Act and the legal principles that we believe a court would employ in a conservatorship or receivership case arising under the Act.

                  We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States federal law and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinions set forth below are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to transactions of this type. You understand that the transactions that are the subject of the opinions set forth in this opinion letter involve significant matters governed by Delaware law and, insofar


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as such matters are governed by Delaware law, we refer you to the Delaware
Counsel Opinion, and we express no opinion with respect to those matters; provided, however, that we have considered the equitable right of redemption provided by Section 9-623 of the UCC as in effect in the State of New York and, to the extent that Section 9-623 of the Uniform Commercial Code as in effect in the State of Delaware is relevant to this opinion, we note that the provisions thereof are identical to the provisions of Section 9-623 of the UCC. The opinions expressed herein are subject to the applicable assumptions, qualifications and limitations set forth in the Delaware Counsel Opinion.

                   We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.

                           I.     ASSUMPTIONS OF FACT

                  In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion letter exclusively on the Relevant Documents, including the representations and warranties contained therein, and on facts provided to us by representatives of Discover Bank and the Trustee orally or through certificates of authorized officers or executives, and on the facts and assumptions set forth below, in each case which we assume have been and will continue to be true. Based on the certificates referenced above, corporate records, discussions with representatives of Discover Bank and the Trustee, copies of rating agency letters, and a review of certificates of public officials and other instruments and the Relevant Documents, we understand such facts to be as follows.

           A.     Transactions

                  Pursuant to the Pooling and Servicing Agreement and the Series Supplement, Discover Bank, which is an insured depository institution, has sold and transferred to the Trust and may in the future sell and transfer to the Trust its interest in certain Receivables, and the proceeds thereof, in exchange for reasonably equivalent value from the Trust (each such transfer a "Transfer" and collectively, the "Transfers"). In addition to such sale and transfer, Discover Bank has granted and will have granted a security interest to the Trust in the Receivables. The Trust will issue certificates reflecting beneficial interests in the Trust (the "Certificates") entitling their holders to receive payments depending primarily on the cash flow from such Receivables. The Trust is primarily engaged in acquiring and holding the Receivables and in activities related or incidental thereto, in connection with the issuance of the Certificates. The Receivables will be serviced by Discover Bank on behalf of the Trust. The most senior class of Certificates issued by the Trust will have been rated at the time of issuance in one of the four highest long-term debt categories by one or more nationally recognized rating agencies. Discover Bank's records will clearly reflect each sale and transfer of the Receivables to the Trust.


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                  Each Transfer is intended by Discover Bank and the Trust as a sale and absolute transfer. We assume without independent investigation that each Transfer either meets all conditions for sale accounting treatment under generally accepted accounting principles or meets all such conditions other than the "legal isolation" condition.

                  Discover Bank has received and will receive, in each case at the time of each Transfer, reasonably equivalent value from the Trust in return for the Transfer of its interest in the Receivables and the proceeds thereof (the "Transferred Assets"), which constitutes adequate consideration for the interest transferred. The Pooling and Servicing Agreement is consistent with the terms that would result from arm's-length negotiations between Discover Bank and the Investor Certificateholders (as contemplated by Section 23B of the Federal Reserve Act, 12 U.S.C. ss. 371c-1) and was entered into in the ordinary course of Discover Bank's business.

         B.       Discover Bank Procedures

                  The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Discover Bank's obligations thereunder were approved by the Executive Committee of the Board of Directors of Discover Bank, and such approval is reflected in the minutes of such Executive Committee of the Board of Directors. Each such agreement has been and will be, continuously from the time of execution thereof, an official record of Discover Bank. Each such agreement and the transactions contemplated thereby are not subject to a cease and desist order made under Section 1818(b)(6)(D) of the Act, and are not inconsistent with any formal or informal enforcement action by a bank regulatory agency.

                  Neither Discover Bank nor the Trustee has, in contemplation of the insolvency of Discover Bank or with the intent to hinder, delay or defraud Discover Bank or its creditors: (i) executed the Pooling and Servicing Agreement; (ii) granted to the Trust or received from Discover Bank, as applicable, a security interest in the Transferred Assets; (iii) caused, permitted or suffered the perfection or attachment of such security interest; or
(iv) otherwise transferred the Receivables to the Trust or received the Receivables from Discover Bank, as applicable, pursuant to the Pooling and Servicing Agreement.

                  At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement. With respect to Liens that require the filing of a financing statement, we are relying, with your permission, exclusively on the Delaware Counsel Opinion.

                  The Receivables are created under and are evidenced solely by Credit Agreements and not by any instrument (as defined in the UCC). There has been delivered to the Trustee a list of Accounts with respect to the Receivables, in accordance with the terms of the Pooling and Servicing Agreement.


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                  All statements contained in certificates delivered to us by
Discover Bank or the Trustee are accurate and correct. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described in this paragraph, such person has knowledge of all of the relevant facts.

                                   II. OPINION

                  On the basis of the foregoing, and in reliance thereon, and subject to the discussion and qualifications in this letter, we are of the opinion that, as of the date hereof:

                  1. The Receivables constitute "accounts," as defined in
Section 9-102(a)(2) of the UCC. Under Sections 9-301(1) and 9-307 of the UCC, perfection, the effect of perfection or non-perfection, and the priority of a security interest in the Receivables are governed by Delaware law, as to which we understand you are relying solely on the Delaware Counsel Opinion.

                  2. The provisions of the Pooling and Servicing Agreement are effective under the UCC to create a valid security interest, in favor of the Trust, in Discover Bank's right, title and interest in and to the Transferred Assets.

                  For purposes hereof, we assume that Discover Bank has, or has the power to transfer, "rights" in the Receivables and the proceeds thereof, as contemplated by Section 9-203 of the UCC. We call to your attention that the security interest in proceeds of the Receivables is limited to the extent set forth in Section 9-315 of the UCC. We note that Section 9-709 of the UCC provides that if the relative priorities of conflicting claims were established before Revised Article 9 took effect, former Article 9 determines priority.

                  We call to your attention that Section 9-406 of the UCC provides in effect that the Obligor in respect of a Receivable may discharge its obligation by paying Discover Bank until, but not after, such Obligor receives a notification, authenticated by Discover Bank or the Trust, that such Receivable has been assigned to the Trust and that payment thereof is to be made to the Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover Bank (or to a subsequent assignee if Discover Bank should make a subsequent assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such subsequent assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may not be recovered from the applicable Account Obligor. Section 406(b) also makes clear that the rules set forth therein are subject to other law establishing special rules for consumer account debtors. See Official Comment 8 to ss. 9-406. We note that Discover Bank is the Servicer for the Discover Bank Discover Card Accounts and that Section
4.03 of the Pooling and Servicing Agreement provides that if, at any time with respect to any Servicer, any of certain conditions occurs, thereafter such Servicer shall deposit an amount equal to the Required Daily Deposit with


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respect to such Servicer in the Collections Account not later than two Business
Days following the Date of Processing of such Collections.

                   3. Following the appointment of the FDIC as the conservator or receiver for Discover Bank:

                           (a) To the extent the Transfers (without regard to the "legal isolation" condition) meet all conditions for sale accounting treatment under generally accepted accounting principles and the Transferred Assets constitute "financial assets" under the Final Rule, the Final Rule will apply to the Transfers,

                           (b) Under the Final Rule, the FDIC acting as conservator or receiver for Discover Bank could not, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. ss.1821(e), reclaim or recover the Transferred Assets that constitute "financial assets" under the Final Rule from the Trust or recharacterize the Transferred Assets as property of Discover Bank or of the conservatorship or receivership for Discover Bank,

                           (c) Neither the FDIC (acting for itself as a creditor or as representative of Discover Bank or its shareholders or creditors) nor any creditor of Discover Bank would have the right, under any bankruptcy or insolvency law applicable in the conservatorship or receivership of Discover Bank, to avoid the Transfers, to recover the Transferred Assets, or to require the Transferred Assets to be turned over to the FDIC or such creditor, and

                           (d) There is no other power exercisable by the FDIC as conservator or receiver for Discover Bank that would permit the FDIC as such conservator or receiver to reclaim or recover the Transferred Assets from the Trust, or to recharacterize the Transferred Assets as property of Discover Bank or the conservatorship or receivership for Discover Bank;

provided, however, that we offer no opinion as to whether, in receivership, the FDIC or any creditor of Discover Bank may take any such actions, if the Investor Certificateholders receive payment of the principal amount of the Investor Certificates and the interest earned thereon (at the contractual yield provided in the applicable Investor Certificates) through the date the Investor Certificateholders are so paid.

                  Section 1821(e)(1) of the Act permits any conservator or receiver of an insured depository institution to disaffirm or repudiate any contract or lease of such insured depository institution that such conservator or receiver determines, in its discretion, to be burdensome and the disaffirmance or repudiation of which will promote the orderly administration of the institution's affairs.


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                  The Final Rule provides that, where (i) a transfer meets all conditions for sale accounting treatment under generally accepted accounting principles other than the "legal isolation" condition as it applies to institutions for which the FDIC may be appointed as conservator or receiver,
(ii) the insured depository institution received adequate consideration for the transfer of financial assets at the time of the transfer, and (iii) the documentation effecting the transfer of financial assets reflects the intent of the parties to treat the transaction as a sale (and not as a secured borrowing) for accounting purposes, that:

                  [t]he FDIC shall not, by exercise of its authority to disaffirm or repudiate contracts under [Section 1821(e)], reclaim, recover, or recharacterize as property of the institution or the receivership any financial assets transferred by an insured depository institution in connection with a securitization . . . .

12 C.F.R.ss.360.6(b), (c); 65 Fed. Reg. 49192 (2000).

                  The Final Rule addresses the treatment by the FDIC as conservator or receiver of financial assets transferred in connection with a securitization or participation. "Financial asset" is defined to mean "cash or a contract or instrument that conveys to one entity a contractual right to receive cash or another financial instrument from another entity." The Receivables are contractual rights to receive cash payments, but, consistent with industry practice, for administrative convenience and to facilitate future advances to cardmembers, the Credit Agreements under which the Receivables arise are not transferred. It has been widely accepted that credit card receivables are financial assets within the meaning of Statement of Financial Accounting Standards No. 125 ("SFAS 125"), and in light of (i) the FDIC's stated intention in adopting the Final Rule to resolve issues raised by SFAS 125 in connection with bank securitizations, and (ii) the fact that credit card receivables were one of the most significant classes of assets securitized by banks at the time of the adoption of the Final Rule, we believe it would be incorrect to narrowly interpret the term "financial asset" to exclude the Receivables. (We note that Statement of Financial Accounting Standards No. 140, which has replaced SFAS 125, has retained the SFAS 125 definition of "financial asset" verbatim.)

                  A "securitization" is defined as the issuance by a special purpose entity of beneficial debt or equity (or mixed debt/equity) interests:
(i) the most senior class of which is rated at the time of issuance in one of the four highest long-term debt categories by one or more nationally recognized rating agencies, or (ii) which are sold in transactions by an issuer not involving a public offering for purposes of Section 4 of the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to Regulation S thereunder. 12 C.F.R.ss.360.6(a)(4); 65 Fed. Reg. 49191-92. We note that the Final Rule does not affect the FDIC's power to disaffirm or repudiate any agreement imposing continuing obligations or duties upon the insured depository institution in conservatorship or receivership, 12 C.F.R.ss.360.6(d); 65 Fed. Reg. 49192, although such repudiation generally should not result in a recovery of any


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property that was transferred by the institution before the appointment of the conservator or receiver, 65 Fed. Reg. 49191. In addition, the Final Rule has no effect on any of the FDIC's other rights or powers not specifically limited by the Final Rule, including its rights and powers with respect to fraudulent transfers and other transfers taken in contemplation of an institution's insolvency or with the intent to hinder, delay or defraud an institution or its creditors. 12 C.F.R.ss.360.6(e); 65 Fed. Reg. 49192.

                  As stated above, we are aware of no facts that indicate any transfer of Receivables by Discover Bank to the Trust has been or will be made in contemplation of Discover Bank's insolvency; nor are we aware of any facts that indicate any transfer of Receivables to the Trust has been or will be made with the intent to hinder, delay or defraud Discover Bank or the creditors of Discover Bank.

                  Section 1821(d)(9) of the Act states that, subject to an exception not material for the purposes hereof, any agreement that does not meet the requirements set forth in Section 1823(e) of the Act shall not form the basis of, or substantially comprise, a claim against the receiver or the FDIC. Among the requirements contained in Section 1823(e) is:

                           (2) [the agreement] was executed by the depository
                  institution and any person claiming an adverse interest thereunder, including the obligor, contemporaneously with the acquisition of the asset by the depository institution. . . .

                  Arguably, the "contemporaneous" requirement of Section 1823(e) could defeat the security interest of the Trust in any Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement. However, the Final Rule specifically addresses concerns regarding the "contemporaneous" requirement of the FDIA in the context of securitizations.

                  With respect to the "contemporaneous" requirement, the Final Rule provides as follows:

                  The FDIC shall not seek to avoid an otherwise legally enforceable securitization agreement or participation agreement executed by an insured depository institution solely because such agreement does not meet the "contemporaneous" requirement of sections [1821](d)(9), [1821](n)(4)(I), and
                  [1823](e) of the Federal Deposit Insurance Act . . . .

12 C.F.R. ss. 360.6(f); 65 Fed. Reg. 49189, 49191 (2000). The Final Rule
provides that it may be repealed or amended by the FDIC upon 30 days' notice, but any such repeal or amendment will not apply to any transfers of financial assets made in connection with a securitization that was in


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effect before such repeal or modification. As of the date hereof, the Final Rule has not been amended, repealed or held inapplicable by a court to a transfer of the Transferred Assets.

                  We are informed that Discover Bank's grant or creation of a security interest in the Receivables represents a bona fide and arm's length transaction for adequate consideration. We are also informed that the Pooling and Servicing Agreement was undertaken in the ordinary course of business, not in contemplation of insolvency, and with no intent to hinder, delay or defraud Discover Bank or its creditors. Finally, the Pooling and Servicing Agreement is in writing and Discover Bank has informed us that such agreement was approved by the Executive Committee of its Board of Directors as reflected in the resolutions of the Executive Committee, and has been, continuously from the time of its execution, an official record of Discover Bank.

                  With regard to the security interest of the Trust created by the Pooling and Servicing Agreement, the Final Rule precludes, in our view, challenges by the FDIC to the enforceability of such security interest in both
(i) existing Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement (including investment proceeds arising in the future from existing Receivables), and (ii) Receivables that come into existence after the execution of the Pooling and Servicing Agreement.

                  If the FDIC were appointed as receiver or conservator of Discover Bank pursuant to Section 1821(c)(3) of the Act, it would have in addition to the powers conferred on it by Section 1821 of the Act, the powers conferred on it under any provision of Delaware law applicable to a conservator or receiver of a Delaware state depository institution. However, if the FDIC were appointed as receiver or conservator of Discover Bank pursuant to Section 1821(c)(4) of the Act, the FDIC would not as a general rule have additional powers conferred by Delaware law.

                  4. Assuming that the Trust has a first priority, perfected security interest in the Transferred Assets, as discussed in the Delaware Counsel Opinion, and subject to the limitations set forth in the Delaware Counsel Opinion and in paragraph 2 above, prior to the appointment of the FDIC as conservator or receiver for Discover Bank, Discover Bank and its other creditors would not have the right to reclaim or recover the Transferred Assets from the Trust, except by removing Receivables from the Trust in accordance with
Section 2.11 of the Pooling and Servicing Agreement.

                                    *  *  *

                  We do not express any opinion herein:

                  (i) as to the creation, validity or enforceability of any interest of Discover Bank in the Receivables or the proceeds thereof;


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                  (ii)   as to the enforceability of any of the Receivables,
                         or the extent to which any of the Receivables may be subject to defenses of the related Account holder (including, without limitation, any limitation on the enforceability of any of the Receivables, or any defense to which any of the Receivables may be subject, as a result of Discover Bank's alleged failure to file with the federal bankruptcy courts, with respect to certain Accounts, bankruptcy reaffirmation agreements as required under applicable provisions of Chapter 7 of the United States Bankruptcy Code);

                  (iii) as to Discover Bank's rights in or title to any of the Receivables or the proceeds thereof, or as to the priority of any security interest;

                  (iv) as to whether the transfer of Receivables to the Trust constitutes an absolute transfer;

                  (v) as to whether the purported absolute transfer of all Receivables now existing or hereafter created is effective to convey to the Trust, as of the date of purported absolute transfer, Receivables that do not exist as of the date of such purported absolute transfer, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

                  (vi) as to whether the FDIC as receiver or conservator of Discover Bank would repudiate any servicing obligation under the Pooling and Servicing Agreement or the obligation under the Pooling and Servicing Agreement to transfer Receivables that had not been originated as of the date the FDIC becomes a receiver or conservator of Discover Bank;

                  (vii) with respect to Receivables relating to Additional Accounts or Surviving Accounts or, in each case, the proceeds thereof;

                  (viii) as to whether the administrative expenses of the
                         FDIC or any other receiver or conservator of Discover Bank would have priority over the Trust's interest in Receivables or proceeds thereof; and

                  (ix) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Trust's rights in the Receivables, the proceeds thereof or rights to payment.

                  Our statements in paragraphs 1 and 2 are limited to Article 9 of the UCC, insofar as Article 9 of the UCC is applicable.

                  This opinion is rendered only to you and is solely for your benefit in connection with the above transactions. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior written consent, except that each of __________________________________ may rely upon the foregoing opinions to the same extent as if this letter were addressed to it.


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                  All of the foregoing opinions are expressly subject to there being no material change in the law.

                                                     Very truly yours,